Exhibit 10.1
TRANSITION SERVICES AGREEMENT
     This Transition Services Agreement (this “Agreement”), dated as of July 17, 2006 (the “Signing Date”), is entered between ALLTEL Corporation., a Delaware corporation, on behalf of itself and its affiliates (“AT Co.”), and Alltel Holding Corp., a Delaware corporation and wholly-owned subsidiary of AT Co., on behalf of itself and its affiliates (“Spinco”).
R E C I T A L S
     WHEREAS, AT Co. and Spinco are parties to that certain Distribution Agreement dated as of December 8, 2005, as amended (the “Distribution Agreement”; capitalized terms used herein but not defined herein shall have the meanings set forth in the Distribution Agreement), pursuant to which, among other things, AT Co. will distribute to its stockholders all of the outstanding shares of common stock of Spinco (the “Distribution”); and
     WHEREAS, in connection with the Distribution, the parties desire that AT Co. and its Affiliates provide certain services to Spinco and its Affiliates on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:
ARTICLE 1
TRANSITION SERVICES
     1.1 Transition Services. This Agreement sets forth the terms and conditions for the provision by AT Co. to Spinco of various transition services described herein and in the service attachment (the “Service Attachment”) attached hereto as Exhibit A and any statement of work (an “SOW”) to be added hereto and numbered appropriately (collectively, the “Transition Services”), pursuant to the terms hereof.
     1.2 Provision of Transition Services. Commencing on the date hereof and continuing through the Term (as defined in Article 2 of this Agreement), AT Co. will provide the Transition Services to Spinco, unless (a) otherwise indicated on the Service Attachment, (b) automatically modified by termination of a Transition Service by Spinco in accordance with the terms and conditions hereof, (c) otherwise mutually agreed to by the parties in writing, or (d) this Agreement is terminated in accordance with the terms and conditions hereof.
     1.3 Purchase of Additional or Modified Transition Services. From time to time, Spinco may request that AT Co. provide additional or modified services that relate to the transition of ownership and operation of the Spinco Business but are not described in the Service Attachment. AT Co. will use, and will cause each of its Affiliates to use, its reasonable best efforts to accommodate any reasonable requests by Spinco to provide additional or modified services relating to the transition of ownership and operations of the Spinco Business. In order to initiate a request for such additional or modified services, Spinco shall submit a written request to AT Co. specifying the nature of the requested additional or modified services and requesting an estimate of the Transition Services Costs (as defined in Section 3.1) applicable to such additional or modified services. AT Co. shall respond to such request within 10 Business Days following AT Co.’s receipt of such request; provided that, subject to the second sentence of Section 1.3, such 10 Business Day period shall be subject to a reasonable extension if, due to the volume, frequency or type of requests submitted by Spinco, AT Co.’s preparation of responses to such requests is materially interfering with, or is likely to materially interfere with, AT Co.’s normal business activities. If AT Co. can, subject to the second sentence of this Section 1.3, accommodate Spinco’s request to provide such additional or modified services, and if Spinco accepts the terms and conditions set forth in AT Co.’s response to such request, then such additional or modified services shall be provided hereunder subject to the terms and conditions of AT Co.’s response and such other terms and conditions as may be agreed to by the parties in a written amendment to this Agreement. If AT Co. agrees to any modification to the physical facilities that is requested by Spinco in accordance with the terms and conditions of this Section, such modification shall be done solely at Spinco’s cost and expense and shall be coordinated by the parties to minimize interference with AT Co.’s normal business activities. No representative of Spinco shall have authority to make decisions with respect to AT Co. and its responsibilities under this Agreement; and no representative of AT Co. shall have authority to make decisions with respect to Spinco and its responsibilities under this Agreement.
     1.4 Appointment of Transition Teams. Each party shall designate one or more persons who have practical knowledge and experience in each area of AT Co.’s operations that relate to the Transition Services and are authorized to make decisions with respect to the Transition Services (each a “Transition Team”). Without limiting the generality of the foregoing, and subject to the foregoing proviso each Transition Team will include persons from such party and its Affiliates whose experience includes the following areas: (a) information technology systems, (b) billing, (c) human resources, (d) customer service, (e) accounting and finance, (f) engineering and network, (g) sales and marketing, (h) operations, (i) real estate, (j) branding, and (k) capital asset management. Each party shall designate a member of its Transition Team as the leader of its Transition Team (each a “Team Leader”). Each Team Leader shall coordinate the assignment of persons to its Transition Team and shall assess and monitor the performance of the Transition Services. Prior to the initial joint meeting described in Section 1.5 of this Agreement, each party shall submit to the other party a written list identifying its initial Team Leader and the initial members of its Transition Team including each person’s title, areas of expertise and relevant telephone, fax and email information. If a Transition Team member or Team Leader shall be unavailable to work on the Transition Services for more than five (5) Business Days, then he or she shall appoint a temporary or permanent replacement.
     1.5 Transition Team Meetings. Within 30 Business Days after the Signing Date, the appropriate representatives of the Transition Teams shall conduct an initial joint meeting for the purpose of defining roles, responsibilities, scope and timelines related to the Transition Services. Thereafter, the Transition Teams shall convene meetings on a mutually agreed upon periodic basis as required. It is the expectation of the parties that the Transition Team members shall communicate directly with one another and work directly with one another to ensure that all Transition Services are completed on a timely and complete basis; provided that, except for AT Co.’s Team Leader, the members of AT Co.’s Transition Team shall not have the legal authority to make or to modify any obligation or to waive any right on behalf of AT Co. The Team

Leaders shall meet, at least weekly, or on such other mutually agreed upon periodic basis as required, to discuss the status of the Transition Services, as well as to answer questions, gather information and resolve disputes that may occur from time-to-time. All meetings pursuant to this Section 1.5 may be face-to-face, video or telephonic meetings as may be agreed upon by the parties. Each party shall bear its own costs of attending or participating in Transition Team meetings.
     1.6 Oversee Completion of Transition Services. The Transition Teams will be accountable for overseeing the completion of the Transition Services in accordance with the terms and conditions hereof. Unless otherwise provided in the Service Attachment, the parties will use their reasonable best efforts to respond to requests for information within 5 Business Days after receipt of each such request.
     1.7 Availability of Subject Matter Experts. From time to time, Spinco may request that AT Co. make available to Spinco a resource of AT Co. that has expertise in the subject matter (which must be directly related to the systems and procedures utilized by AT Co. and its Affiliates in connection with the Spinco Business) specified by Spinco in such request. Within 5 Business Days after receipt by AT Co. of a reasonable request by Spinco that a specified subject matter expert be made available, AT Co. shall make, and shall cause its Affiliates to make, such subject matter experts (including, without limitation, technical and operational personnel) available to Spinco’s Transition Team or other subject matter experts during AT Co.’s normal business hours. For purposes of determining the reasonableness of any such request by Spinco, AT Co. shall consider the specified subject matter expert’s other duties and then-current schedule as well as the availability of other individuals with the same skills as the specified subject matter expert.
     1.8 Equipment and Software. AT Co. shall keep the equipment and software used to provide the Transition Services in working order with sufficient capacity to perform the Transition Services concurrent with the equipment’s and software’s other use for AT Co., if any; provided, however, if AT Co. is required to increase the capacity of its equipment or software (for example, because previously shared hardware capacity must be duplicated) to perform the Transition Services, then AT Co. shall obtain Spinco’s prior written approval of any additional cost or expense that AT Co. expects to incur in connection with such increase in capacity, and Spinco shall pay any such additional cost or expense incurred by AT Co. to provide such increased capacity to the extent so approved by Spinco.
     1.9 General Cooperation. Subject to the terms and conditions set forth in this Agreement, AT Co. and Spinco shall each use reasonable best efforts to provide information and documentation sufficient for each party to perform the Transition Services as they were performed before the date of this Agreement, and make available, as reasonably requested by the other party, sufficient resources and timely decisions, approvals and acceptances in order that each party may accomplish its obligations under this Agreement in a timely and efficient manner.
     1.10 Modifications. Unless otherwise provided for in this Agreement, if Spinco makes any change in the processes, procedures, practices, networks, equipment, configurations, or systems pertaining to the Spinco Business, and such change has an adverse impact on AT Co.’s ability to provide any of the Transition Services, then AT Co. shall be excused from performance of any such affected Transition Services until Spinco mitigates the adverse impact of such change, and Spinco shall be responsible for all direct expenses incurred by AT Co. in connection with the cessation and, if applicable, the resumption of the affected Transition Services.
ARTICLE 2
TERM
     Unless terminated earlier in accordance with Article 8 of this Agreement, the term of this Agreement shall expire on the one-year anniversary of the Signing Date (the “Term”), except Spinco shall have the right to extend the Term for an additional 30 days by providing written notice to AT Co. at least 60 days prior to the expiration of the Term indicating Spinco’s election to extend the Term. The parties may agree in any SOW to a longer period of time for performance of Services, and in that event the Term shall be extended for such time but only with respect to such SOW. Spinco may extend the period of time for which a particular Service will be required by an additional 30 days if Spinco delivers written notice of such election to AT Co. no later than 30 days prior to the scheduled expiration date of such Service, provided that no such election shall extend the period of performance of such Service beyond the expiration of the Term and Spinco may exercise this extension right only once as to any particular Service.
ARTICLE 3
COMPENSATION AND PAYMENT ARRANGEMENTS FOR TRANSITION SERVICES
     3.1 Compensation for Transition Services. Subject to the terms and conditions of this Agreement, the total compensation payable by Spinco to AT Co. for each and every Transition Service provided pursuant to the Service Attachment shall be set forth in the Services Attachment (the “Transition Services Costs”).
     3.2 Payment Terms. Within 30 days after the end of each calendar month during the Term, or extension thereof, AT Co. shall bill Spinco in arrears for the Transition Services Costs that apply to the Transition Services performed by AT Co. Each of AT Co.’s invoices shall describe in reasonable detail the Transition Services upon which the applicable Transition Services Costs are based. Within 30 days after Spinco’s receipt of each of AT Co.’s invoices, Spinco shall pay AT Co. the amount of such invoice. If such payment is not received by AT Co. within such 30-day period, Spinco shall also pay AT Co. interest from and after the last date of the calendar month in respect of such invoice, but excluding the date of payment by Spinco, at a rate per annum equal to the Prime Rate on the last day of the calendar month in respect of such invoice. If Spinco disputes in good faith any portion of the amount due on any invoice, Spinco shall notify AT Co. in writing of the nature and basis of the dispute within 10 Business Days after Spinco’s receipt of such invoice. Otherwise the invoiced amount shall be deemed to be accurate and correct and shall not be subject to dispute or contest by Spinco or any Affiliate thereof. The parties shall use their reasonable best efforts to resolve the dispute prior to the payment due date. AT Co. shall reimburse Spinco within 30 days following, as applicable (a)

agreement by the parties of any excess payment made by Spinco in respect of Transition Services, or (b) resolution of any disputed amounts paid in excess of the amount of Transition Services Costs, in either case, with interest from and after the date payment was made by Spinco through, but excluding, the date of reimbursement by AT Co., at the rate per annum equal to the Prime Rate on the date payment was made by Spinco.
     3.3 Taxes. All charges and fees to be paid by Spinco under this Agreement are exclusive of any applicable withholding, sales, use, value added, excise, services or other United States or foreign tax which may be assessed on the provision of the Transition Services. In the event that a withholding, sales, use, value added, excise, value added services or other United States or foreign tax is assessed on the provision of any of the Transition Services provided to Spinco under this Agreement, Spinco will pay directly, reimburse or indemnify AT Co. for such taxes, as well as any applicable interest and penalties. The parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificates, information regarding out-of-state or country use of materials, services or sale, and other exemption certificates or information reasonably requested by either party. This section shall have no application to any tax based upon the income of AT Co.
ARTICLE 4
RELATIONSHIP TO OTHER DOCUMENTS
     4.1 Controlling Provisions. If there is any conflict or inconsistency between the terms and conditions set forth in the main body of this Agreement and any of the Exhibits to this Agreement, the provisions of the Exhibits shall control with respect to the rights and obligations of the parties regarding the Transition Services. If there is any conflict or inconsistency between the terms and conditions of this Agreement and the Distribution Agreement, the provisions of this Agreement shall control solely with respect to the rights and obligations of the parties regarding the Transition Services.
ARTICLE 5
DISPUTE RESOLUTION
     5.1 Dispute Resolution Procedures. If a dispute arises between the parties with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement (excluding disputes regarding a party’s compliance with the applicable confidentiality provisions or in the case of suit to compel compliance with this dispute resolution process or with the provisions of this Article) (a “Dispute”) the parties agree to use and follow this dispute resolution procedure before initiating any judicial action. At such time as the Dispute is resolved under this Article, interest (at the Prime Rate) shall be paid to the party receiving any disputed monies to compensate for the lapsed time between the date such disputed amount originally was paid or should have been paid through the date monies are paid in settlement of the Dispute.
     5.2 Claims Procedures. The Transition Teams shall escalate any Dispute to the Team Leaders for resolution. Upon receipt of any such escalated matter, the Team Leaders shall discuss and attempt to resolve the matter within 15 Business Days immediately following the escalation. If by the end of the fifteenth Business Day, the matter has not been resolved to the satisfaction of both Team Leaders, then the party that initiated the claim shall provide written notification to the other party in accordance with Section 10.3 of this Agreement, in the form of a claim identifying the issue or amount disputed and including a detailed reason for the claim. The party against whom the claim is made shall respond in writing to the claim within 15 Business Days from the date of receipt of the claim document. The party filing the claim shall have an additional 15 Business Days after the receipt of the response to either accept any resolution offered by the other party or request implementation of the procedures set forth in Section 5.3 (the “Escalation Procedures”). Failure to meet the time limitations set forth in this Section may result in the implementation of the Escalation Procedures.
     5.3 Escalation Procedure. Upon receipt of the written notice of a party involved in the Dispute and in compliance with Section 5.2, each party shall appoint a knowledgeable, responsible representative to negotiate in good faith to resolve any unresolved disputes or claims arising under this Agreement. The parties intend that these negotiations be conducted by experienced business representatives empowered to decide the issues. The business representatives shall meet and attempt to resolve the Dispute within 15 Business Days of receiving the written request. If they can resolve the Dispute within that time period, it will be memorialized in a written settlement and release agreement, executed within five Business Days thereafter. If they can not resolve the Dispute within that time period, then the parties may resort to judicial action or other remedies. The parties may vary the duration and form of these Escalation Procedures by mutual written agreement.
ARTICLE 6
INDEMNIFICATION
     6.1 Indemnification by AT Co.
          (a) AT Co. shall indemnify, defend and hold harmless each Spinco Indemnitee (as defined in the Distribution Agreement), against and in respect of any and all Indemnifiable Losses incurred or suffered by any Spinco Indemnitee that result from, relate to or arise out of any default by AT Co. in the performance of its obligations under this Agreement or any third party claim against any Spinco Indemnitee based upon the negligence, gross negligence or willful misconduct of any of the AT Co. Indemnitees that arise out of or result from any default by AT Co. in the performance of its obligations under this Agreement, except to the extent that any such Indemnifiable Losses arise out of or result from the negligence, gross negligence or willful misconduct of any Spinco Indemnitee.
          (b) In the case of Indemnifiable Losses incurred by Spinco Indemnitees that arise out of or result from any default by AT Co. in the performance of its obligations under this Agreement based upon the negligence of any of the AT Co. Indemnitees, indemnification shall be limited to actual damages which in no event shall exceed the total amount of compensation payable to AT Co. hereunder. For the avoidance of doubt, in the case of Indemnifiable Losses incurred by the Spinco Indemnitees that arise out of or result from any default by AT Co. in the performance of its obligations under this Agreement based upon the gross negligence or willful misconduct of any of the AT Co. Indemnitees, indemnification shall be limited to actual damages without regard to the total amount of compensation payable to AT Co. hereunder.
     6.2 Indemnification by Spinco.
          (a) Spinco shall indemnify, defend and hold harmless each AT Co. Indemnitee (as defined in the Distribution Agreement), against and in respect of any and all Indemnifiable Losses incurred or suffered by any AT Co. Indemnitee that result from, relate to or arise out of any default by Spinco in the performance of its obligations under this Agreement or any third party claim against any AT Co. Indemnitee based upon the negligence, gross negligence or willful misconduct of any of the Spinco Indemnitees that arise out of or result from any default by Spinco in the performance of its obligations under this Agreement, except to the extent that any such Indemnifiable Losses arise out of or result from the negligence, gross negligence or willful misconduct of any AT Co. Indemnitee.
          (b) In the case of Indemnifiable Losses incurred by AT Co. Indemnitees that arise out of or result from any default by Spinco in the performance of its obligations under this Agreement based upon the negligence of any of the Spinco Indemnitees, indemnification shall be limited to actual damages which in no event shall exceed the total amount of compensation payable to AT Co. hereunder. For the avoidance of doubt, in the case of Indemnifiable Losses incurred by the AT Co. Indemnitees that arise out of or result from any default by Spinco in the performance of its obligations under this Agreement based upon the gross negligence or willful misconduct of any of the Spinco Indemnitees, indemnification shall be limited to actual damages without regard to the total amount of compensation payable to AT Co. hereunder.
     6.3 Limitations.
          (a) In no event shall either party hereto be liable for indirect, special, consequential or punitive damages arising out of this Agreement, regardless of the form of action, whether in contract, warranty, strict liability or tort, including negligence of any kind, whether active or passive, and regardless of whether the other party knew of or was advised at the time of breach of the possibility of such damages.
          (b) Except as otherwise provided in this Article 6, AT Co.’s sole responsibility to Spinco for errors or omissions in providing the Transition Services shall be to re-perform such Transition Services properly in a diligent manner, at no additional cost or expense; provided, however, that each party shall use reasonable best efforts to detect any such errors or omissions and promptly advise the other party or parties of any such error or omission of which it becomes aware.
     6.4 A party that is seeking indemnification pursuant to Section 6.1 or 6.2 shall notify the other party thereof and shall specify in reasonable detail the event(s) giving rise to such claim for indemnification within 15 Business Days after the indemnified party has actual knowledge of such event(s), except that any failure to give such notice will not waive any rights of the indemnified party unless the rights of the indemnifying party are actually and materially prejudiced thereby. The indemnifying party shall have the right to undertake the defense of any claim upon delivery of notice to the indemnified party with respect to such claim. Such defense shall be made with counsel reasonably acceptable to the indemnified party. If the indemnifying party fails to undertake the defense of the indemnified party within such time period, the indemnified party may retain its own counsel for such defense (which shall be reasonably acceptable to the indemnifying party), and the indemnified party’s reasonable attorney’s fees and expenses related to such claim shall be paid by the indemnifying party. Neither party shall, without the consent of the other party, agree to any non-monetary settlement of the indemnified claim.
          (a) Upon a determination of liability by final and non-appealable court judgment or order in respect of Section 6.1 or 6.2, the appropriate party shall pay the other party the amount so determined (subject to the limitations of Section 6.3) within 15 Business Days after the date of determination of liability by Final Judgment (such fifteenth Business Day, the “Due Date”). If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under Section 6.1 or 6.2, the indemnifying party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid shall bear interest as provided below in Section 6.4(b). Upon the payment in full of any claim, the indemnifying party or other Person making payment shall be subrogated to the rights of the indemnified party against any Person with respect to the subject matter of such claim. For purposes of this Section 6.4, “Final Judgment” means a judicial or other determination as to which no appeal or other review is pending or in effect and any deadline for filing any such appeal or review that may be designated by statute, rule, stipulation or other agreement has passed.
          (b) If all or part of any indemnification obligation under Section 6.1 or 6.2 of this Agreement is not paid on the Due Date, then the indemnifying party shall pay the indemnified party interest on the unpaid amount of the obligation for each calendar day from the Due Date until payment in full, payable on demand, at a rate per annum equal to the Prime Rate on the Due Date.
ARTICLE 7
FORCE MAJEURE
     Except for payment of amounts due, neither party shall be held liable for any delay or failure in performance of any part of this Agreement, including the Service Attachment, from any cause beyond its reasonable control and not primarily attributable to its fault or negligence, including, but not limited to, acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, strikes, or disruptions in Internet and other telecommunication networks and backbones, power and other utilities. Upon the occurrence of a condition described in this Article, the party whose performance is prevented shall provide written notice to the other party, and the parties shall promptly confer, in good faith, on what action may be taken to minimize the impact, on both parties, of such condition.

ARTICLE 8
TERMINATION
     8.1 Termination of Transition Services and Agreement for Convenience. Subject to the limitations set forth in the Services Attachment, Spinco shall have the right to terminate any Transition Service, in whole or in part, upon 30 days prior written notice to AT Co. If all Transition Services shall have been migrated or terminated under this provision prior to the expiration of this Agreement, then Spinco shall have the right to terminate this Agreement upon written notice to AT Co.
     8.2 Termination for Default. In the event: (i) Spinco shall fail to pay for Transition Services in accordance with the terms of this Agreement (and such payment is not disputed by Spinco in good faith in accordance with Section 3.2); (ii) either party shall default, in any material respect, in the due performance or observance by it of any of the other terms, covenants or agreements contained in this Agreement; or (iii) either party shall become or be adjudicated insolvent and/or bankrupt, or a receiver or trustee shall be appointed for either party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency law shall be approved, or either party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee, any non-defaulting party shall have the right, at its sole discretion, (A) in the case of a default under clause (iii), to immediately terminate its participation with the defaulting party under this Agreement, and (B) in the case of a default under clause (i) or (ii), to terminate its participation with the defaulting party under this Agreement if the defaulting Party has failed to (x) cure the default within 30 days of written notice of default or if the default (except for defaults as a result of failure to make payment) is such that it will take more than 30 days to cure, within an extended time period which shall be not longer than what is reasonably necessary to effect performance or compliance or (y) diligently pursue the curing of the default.
     8.2 Termination of Distribution Agreement. This Agreement shall automatically terminate upon termination of the Distribution Agreement.
     8.3 Transitional Cooperation. Each of AT Co. and Spinco will, and will cause their respective Affiliates to cooperate with the other party and its Affiliates to assure an orderly transition from the systems and procedures utilized by AT Co. and its Affiliates in connection with the Spinco Business to those systems and procedures to be utilized by Spinco and its Affiliates in connection with the Spinco Business after Closing.
     8.4 Return of Material. As a Transition Service is migrated or terminated, whichever is earlier, each of AT Co. and Spinco will, and will cause their respective Affiliates to, return all material and property owned by the other party and its Affiliates, including, without limitation, any and all material and property of a proprietary nature involving the other party and its Affiliates relevant to the provision of that Transition Service and no longer needed regarding the performance of other Transition Services under this Agreement within 30 days after the applicable migration or termination. Upon termination of this Agreement, each of AT Co. and Spinco will, and will cause their respective Affiliates to, return any and all material and property of a proprietary nature involving the other party and its Affiliates, in its possession or control within 30 days after the termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, upon the termination or expiration of this Agreement, Spinco shall cease all access to AT Co.’s information, data, systems and other assets that are not Spinco Assets.
     8.5 Effect of Termination. The provisions of Articles 3, 4, 5, 6, 7, 8 and 10 shall survive the termination or expiration of this Agreement.
ARTICLE 9
OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS
     9.1 Compliance with Laws. Each party shall comply, at its own expense, with the provisions of all Laws applicable to the performance of its obligations under this Agreement. Notwithstanding the description of the Transition Services in this Agreement, neither AT Co. nor any of its Affiliates shall provide any services that would involve the rendering of legal, regulatory or tax advice or counsel.
     9.2 Performance. AT Co. represents and warrants that AT Co. and its Affiliates, as the case may be, will provide the Transition Services in a timely and professional manner generally consistent with the past practices of AT Co. and its Affiliates in providing the same or similar services to the Spinco Business prior to the execution of the Distribution Agreement.
     9.3 Books and Records. AT Co. or its Affiliates will maintain complete and accurate books and records pertaining to its provision of the Transition Services. AT Co. or its Affiliates will provide Spinco, upon reasonable notice and during normal business hours, with access to such books and records. All such information shall be subject to the terms of the confidentiality provisions set forth in Section 10.16 hereof.
     9.4 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF EITHER PARTY WITH RESPECT TO THE TRANSITION SERVICES, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
ARTICLE 10
MISCELLANEOUS
     10.1 Relationship of the Parties. The parties declare and agree that each party is engaged in a business that is independent from that of the other party and each party shall perform its obligations as an independent contractor. It is expressly understood and agreed that Spinco and AT Co. are not partners or joint ventures, and nothing contained herein is intended to create an agency relationship or a partnership or joint venture. Neither AT Co. nor any of its Affiliates is an agent of Spinco or any of its Affiliates and has no authority to represent Spinco or any of its Affiliates as to any matters, except as authorized in this Agreement or in writing by Spinco from time to time. Neither Spinco nor any of its Affiliates is an agent of AT Co. or any of its Affiliates and has no authority to represent AT Co. or any of its Affiliates as to any matters, except as authorized in this Agreement or in writing by AT Co. from time to time.
     10.2 Employees of the Parties. AT Co. shall be solely responsible for payment of compensation to its employees and for any injury to them in the course of their employment. AT Co. shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons. Spinco shall be solely responsible for payment of compensation to its employees and for any injury to them in the course of their employment. Spinco shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons.
     10.3 Notices. All notices and other communications required or permitted hereunder may be telephonic, by electronic mail or in writing and will be deemed to have been given when provided to the appropriate party in accordance with the contact information specified below:
     If to AT Co., to:
ALLTEL Corporation
One Allied Drive
Little Rock, AR 72202
Attention: Chief Legal Officer
     If to Spinco, to:
Prior to Merger:
Alltel Holding Corp.
4001 Rodney Parham Road
Little Rock, AR 72212
Attention: General Counsel
Following Merger:
Windstream Corporation
4001 Rodney Parham Road
Little Rock, AR 72212
Attention: General Counsel
or to such other Person or contact information as either party may from time to time designate for itself by like notice.

     10.4 Governing Law.
          (a) This Agreement shall be construed in accordance with, and governed by, the internal Laws of the State of Delaware without giving effect to principles of conflicts of law.
          (b) The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.
     10.5 Assignment.
          (a) Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or delegated by Spinco or AT Co. (whether by operation of law or otherwise) without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, (i) this Agreement shall be binding upon and inure to the benefit of Windstream Corporation, as the successor corporation in the merger of Spinco with and into the Company as part of the Merger without the consent or other action by any party hereto and (ii) in all other cases no such consent shall be required for an assignment or delegation by any party hereto to a successor to all or a substantial portion of the assets or the business of such party so long as such assignee or delegee executes a written assumption of such party’s obligations hereunder with respect to the rights or obligations assigned or delegated, and delivers such written assumption to the other party within a reasonable period of time after the effective date of such assignment or delegation. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by Spinco and AT Co. and their respective successors and permitted assigns
     10.6 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties with respect to such subject matter.
     10.7 Amendments and Waivers. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by both parties. Any provision of this Agreement may be waived to the extent permitted by applicable Law if, and only if, such waiver is in writing and signed by the party granting the waiver. No failure or delay by any party in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     10.8 Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.
     10.9 Severability. Each term or provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent but only to the extent of such invalidity, illegality or unenforceability, without rendering invalid or unenforceable the remainder of such provision or provisions of this Agreement; provided, however, that if the removal of such offending provision materially alters the burdens or benefits of either of the parties under this Agreement, the parties agree to negotiate in good faith such modifications to this Agreement, if any, as are appropriate to ensure that the burdens and benefits of each party under such modified Agreement are reasonably comparable to the burdens and benefits originally contemplated herein.
     10.10 No Third-Party Beneficiaries. With the exception of the parties to this Agreement and their respective successors and permitted assigns, and there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights arising out of this Agreement; provided, however, that with respect to Section 1.4 and Section 5.2 only, the Company is and shall be a stated and intended third party beneficiary; provided, however, that with respect to Section 1.4 and Section 5.2 only, the Company is and shall be a stated and intended third party beneficiary.
     10.11 Remedies Cumulative. Except as otherwise provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power or remedy by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
     10.12 Expenses. Except as otherwise provided in this Agreement, the parties shall bear their own expenses (including all time and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement.
     10.13 Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or any covenant set forth in this Agreement is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to enforce specifically the performance of this Agreement in accordance with its terms and provisions and to prevent breaches of covenants set forth in this Agreement. The foregoing right is in addition to, and not in lieu of, any other rights a party hereto may have in respect of a breach of this Agreement, whether at law or in equity.
     10.15 No Set-Off. The obligations under this Agreement shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any party or any of their respective Affiliates under any other agreement between the parties or any of their respective Affiliates.
     10.16 Confidentiality.
          (a) AT Co. and its Affiliates and their respective officers, directors, partners, managers, shareholders, employees, agents and representatives will not disclose any confidential information about Spinco or any of its Affiliates obtained as a result of the exercise of its rights or performance of its obligations under this Agreement unless disclosure is compelled by judicial or administrative process or, based on advice of such Person’s counsel, by other requirements of law. The obligations of AT Co. under this Section 10.16(a) will survive the termination or expiration of this Agreement.
          (b) Spinco and its Affiliates and their respective officers, directors, partners, managers, shareholders, employees, agents and representatives will not disclose any confidential information about AT Co. or any of its Affiliates obtained as a result of the exercise of its rights or performance of its obligations under this Agreement unless disclosure is compelled by judicial or administrative process or, based on advice of such Person’s counsel, by other requirements of law. The obligations of Spinco under this Section 10.16(b) will survive the termination or expiration of this Agreement.
     10.17 Facilities and Systems Security. If either party or its personnel will be given access to the other party’s facilities, premises, equipment or systems, such party will comply with all such other party’s written security policies, procedures and requirements made available by each party to the other, and will not tamper with, compromise, or circumvent any security or audit measures employed by such other party. Each party shall use its reasonable best efforts to ensure that only those of its personnel who are specifically authorized to have access to the facilities, premises, equipment or systems of the other party gain such access, and to prevent unauthorized access, use, destruction, alteration or loss in connection with such access.
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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ALLTEL CORPORATION
By:	/s/ Richard N. Massey
	Name:	Richard N. Massey
	Title:	Executive Vice President and General Counsel

ALLTEL HOLDING CORP.
By:	/s/ John P. Fletcher
	Name:	John P. Fletcher
	Title:	Executive Vice President and General Counsel